STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.
Prime Mortgage Trust
Mortgage Pass-Through Certificates, Series 2006-CL1

TERMS AGREEMENT

Dated: as of May 25, 2006

To:	STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

Re:	Underwriting Agreement, dated May 12, 2006

Underwriter:	Bear, Stearns & Co. Inc. (the “Underwriter”)

Series Designation:	Series 2006-CL1

Class Designation Schedule of the Certificates: Class A-1, Class A-2, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates (collectively, the “Certificates”).

Terms of the Certificates:

Class	Original Principal Amount	Interest Rate
Class A-1	$189,352,000	Adjustable
Class A-2	$189,352,000[1]	Adjustable
Class M-1	$2,779,000	Adjustable
Class M-2	$992,000	Adjustable
Class M-3	$695,000	Adjustable
Class M-4	$695,000	Adjustable
Class M-5	$695,000	Adjustable
Class M-6	$992,000	Adjustable

The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling and Servicing Agreement, dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., as depositor, Wells Fargo Bank, National Association, as master servicer and securities administrator, EMC Mortgage Corporation, as seller and company and U.S. Bank, National Association, as trustee.

Form of Certificates Being Purchased by the Underwriter: Book-Entry.

Distribution Dates: The 25th day of each month or, if such 25th day is not a business day, the next succeeding business day beginning in June 2006.

Certificate Rating for the Certificates Being Purchased by the Underwriter:

Class	Standard & Poor’s Rating	Moody’s Rating
A-1	AAA	Aaa
A-2	AAA	Aaa
M-1	AA	Aa2
M-2	A	A2
M-3	A-	A3
M-4	BBB+	Baa1
M-5	BBB	Baa2
M-6	BBB-	Baa3

Mortgage Assets: The Mortgage Loans to be included in the Trust Fund are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $            *              (plus $              *           in accrued interest).

Credit Enhancement: Excess spread, overcollateralization, subordination and, with respect to the Class A-1 Certificates only, an interest rate corridor contract, as described in the Prospectus Supplement.

Closing Date: May 31, 2006.

[Signature Page Follows]

1 Notional Amount
* Please contact Bear, Stearns & Co. Inc. for pricing information

The undersigned, as Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.

BEAR, STEARNS & CO. INC.

By:	/s/ Matthew Perkins
Name:	Matthew Perkins
Title:	Senior Managing Director

Accepted:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By:	/s/ Baron Silverstein
Name:	Baron Silverstein
Title:	Vice President

Annex A

Mortgage Loan Schedule

[Available Upon Request]